Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Mark A. Carano
Senior Vice President, Chief Financial Officer and Treasurer Insteel Industries Inc. (336) 786-2141

INSTEEL INDUSTRIES REPORTS FOURTH QUARTER AND FISCAL 2022 RESULTS

MOUNT AIRY, N.C., October 20, 2022 – Insteel Industries Inc. (NYSE: IIIN) today announced financial results for its fourth quarter and fiscal year ended October 1, 2022.

Fourth Quarter 2022 Results

Net earnings for the fourth quarter of fiscal 2022 were $24.3 million, or $1.24 per diluted share, compared to $25.2 million, or $1.28 per share, in the same period a year ago. Net sales increased 21.4% to $208.0 million from $171.3 million in the prior year quarter.

Insteel’s fourth quarter results benefitted from widening spreads between selling prices and raw material costs due to a 26.1% increase in average selling prices from the prior year quarter, implemented to recover rising raw material and operating costs. Ongoing weakness in residential construction activity combined with the negative impact of inventory management measures implemented by many of our customers led to a 3.7% reduction in shipments. On a sequential basis, fourth quarter average selling prices decreased 2.6% due primarily to weakness in residential markets, and shipments decreased 6.0%.

Gross margin decreased 420 basis points to 19.1% from 23.3% in the prior year quarter primarily due to lower shipment volumes and higher plant operating costs. Insteel’s net earnings for the current year quarter reflect a $0.5 million decrease in the cash surrender value of life insurance policies, which increased selling, general and administrative expense, and decreased net earnings per share by $0.02.

Operating activities used $9.4 million of cash during the fourth quarter compared to generating $4.4 million in the prior year quarter due to the relative changes in working capital. Working capital used $34.8 million of cash in the current year compared to using $24.2 million the prior year.

Fiscal 2022 Results

Fiscal 2022 annual revenue and net earnings are the highest on record for the Company. Net earnings increased to $125.0 million, or $6.37 per diluted share, from $66.6 million, or $3.41 per diluted share, in the prior year. Net sales increased 40.0% to $826.8 million from $590.6 million in the prior year driven by a 51.9% increase in average selling prices offset by a 7.8% decrease in shipments.

Gross margin expanded to 23.9% from 20.6% due to the wider spreads. Insteel’s net earnings for fiscal 2022 reflect a $1.9 million decrease in cash surrender value of life insurance policies, which decreased fiscal 2022 net earnings per diluted share by $0.07. Net earnings for the prior year period reflect $1.5 million increase in cash surrender value of life insurance policies and $2.9 million of restructuring charges and acquisition costs related to the Company’s acquisition of substantially all the assets of Strand-Tech Manufacturing, Inc., which, in the aggregate, decreased fiscal 2021 net earnings per diluted share by $0.05.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Operating activities generated $5.7 million of cash compared to $69.9 million in the prior year due to relative changes in working capital. Working capital used $134.3 million in the current year compared to using $12.3 million in the prior year.

Capital Allocation and Liquidity

Capital expenditures for fiscal 2022 decreased to $15.9 million from $17.5 million in the prior year and are expected to total up to approximately $30 million in fiscal 2023 including expenditures primarily to advance the growth of our engineered structural mesh business and to support cost and productivity improvement initiatives as well as recurring maintenance requirements.

Insteel ended the year debt-free with $48.3 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“Fiscal 2022 was a record year of financial performance for Insteel, meaningfully exceeding our previous record achieved in fiscal 2021. Our financial results were particularly gratifying in view of the difficult operating conditions experienced at times over the last twelve months. including raw material shortfalls, labor availability challenges and residential construction market weakness,” commented H.O. Woltz III, Insteel’s President and CEO. “We appreciate the contributions of our dedicated employees who persevered through many challenges and our supplier base that supported the Company, allowing us to deliver consistently for customers.”

Mr. Woltz added, “As we look ahead to fiscal 2023, we remain optimistic about demand in our non-residential construction markets, which represent a substantial majority of our sales. Backlogs across our customer base remain solid and third-party non-residential construction indices point to continued expansion. In addition, incremental demand from projects funded by the Infrastructure Investment and Jobs Act should materialize during 2023, contributing positively to the overall demand environment. While weakness in the residential construction markets and heightened uncertainty regarding the future direction of the overall economy are areas we are closely monitoring, our strong balance sheet and flexible operating model position us to navigate any softness we may encounter.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its fourth quarter and 2022 fiscal year end financial results. A live webcast of this call can be accessed on Insteel’s website at https://investor.insteel.com and will be archived for replay until the next quarterly conference call.

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About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended October 2, 2021.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: the impact of COVID-19 on the economy, demand for our products and our operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties; general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended October 2, 2021 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	October 1,	October 2,	October 1,	October 2,
	2022	2021	2022	2021

Net sales	$207,991	$171,258	$826,832	$590,601
Cost of sales	168,196	131,339	629,522	469,053
Gross profit	39,795	39,919	197,310	121,548
Selling, general and administrative expense	8,330	7,321	36,048	32,388
Restructuring charges (recoveries), net	-	68	(318)	2,868
Other expense (income), net	103	(9)	88	114
Interest expense	23	23	91	96
Interest income	(216)	(6)	(326)	(21)
Earnings before income taxes	31,555	32,522	161,727	86,103
Income taxes	7,249	7,370	36,716	19,493
Net earnings	$24,306	$25,152	$125,011	$66,610

Net earnings per share:
Basic	$1.24	$1.30	$6.41	$3.44
Diluted	1.24	1.28	6.37	3.41

Weighted average shares outstanding:
Basic	19,558	19,386	19,517	19,344
Diluted	19,628	19,612	19,629	19,534

Cash dividends declared per share	$0.03	$0.03	$2.12	$1.62

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	October 1,	July 2,	October 2,
	2022	2022	2021
Assets
Current assets:
Cash and cash equivalents	$48,316	$63,045	$89,884
Accounts receivable, net	81,646	81,175	67,917
Inventories	197,654	192,447	79,049
Other current assets	7,716	6,998	10,056
Total current assets	335,332	343,665	246,906
Property, plant and equipment, net	108,156	108,265	105,624
Intangibles, net	6,847	7,051	7,668
Goodwill	9,745	9,745	9,745
Other assets	11,665	12,322	20,767
Total assets	$471,745	$481,048	$390,710

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$46,796	$77,159	$49,443
Accrued expenses	15,800	17,877	19,406
Total current liabilities	62,596	95,036	68,849
Long-term debt	-	-
Other liabilities	19,405	21,088	19,823
Commitments and contingencies
Shareholders' equity:
Common stock	19,478	19,506	19,408
Additional paid-in capital	81,997	81,349	78,688
Retained earnings	289,246	266,511	206,384
Accumulated other comprehensive loss	(977)	(2,442)	(2,442)
Total shareholders' equity	389,744	364,924	302,038
Total liabilities and shareholders' equity	$471,745	$481,048	$390,710

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	October 1,	October 2,	October 1,	October 2,
	2022	2021	2022	2021
Cash Flows From Operating Activities:
Net earnings	$24,306	$25,152	$125,011	$66,610
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	3,509	3,693	14,486	14,521
Amortization of capitalized financing costs	16	16	65	65
Stock-based compensation expense	1,034	814	2,429	1,988
Deferred income taxes	(297)	(82)	327	(118)
Asset impairment charges	-	-	-	1,415
Loss (gain) on sale and disposition of property, plant and equipment and assets held for sale	115	-	(480)	125
Increase in cash surrender value of life insurance policies over premiums paid	-	-	-	(1,533)
Gain from life insurance proceeds	-	-	(364)	-
Net changes in assets and liabilities:
Accounts receivable, net	(471)	(8,568)	(13,729)	(14,100)
Inventories	(5,207)	(7,891)	(118,605)	(10,086)
Accounts payable and accrued expenses	(29,161)	(7,751)	(1,964)	11,891
Other changes	(3,288)	(969)	(1,506)	(900)
Total adjustments	(33,750)	(20,738)	(119,341)	3,268
Net cash provided by (used for) operating activities	(9,444)	4,414	5,670	69,878

Cash Flows From Investing Activities:
Capital expenditures	(3,649)	(3,819)	(15,900)	(17,500)
Decrease (increase) in cash surrender value of life insurance policies	349	(105)	1,361	(416)
Proceeds from sale of assets held for sale	-	-	6,934	79
Proceeds from surrender of life insurance policies	-	5	110	32
Proceeds from life insurance claims	-	-	1,456	-
Net cash used for investing activities	(3,300)	(3,919)	(6,039)	(17,805)

Cash Flows From Financing Activities:
Proceeds from long-term debt	46	67	266	297
Principal payments on long-term debt	(46)	(67)	(266)	(297)
Cash dividends paid	(584)	(582)	(41,162)	(31,294)
Cash received from exercise of stock options	-	648	1,650	1,082
Payment of employee tax withholdings related to net share transactions	(197)	(504)	(483)	(665)
Repurchases of common stock	(1,204)	-	(1,204)	-
Net cash used for financing activities	(1,985)	(438)	(41,199)	(30,877)

Net (decrease) increase in cash and cash equivalents	(14,729)	57	(41,568)	21,196
Cash and cash equivalents at beginning of period	63,045	89,827	89,884	68,688
Cash and cash equivalents at end of period	$48,316	$89,884	$48,316	$89,884

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$11,485	$5,925	$41,483	$16,799
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	946	501	946	501
Restricted stock units and stock options surrendered for withholding taxes payable	197	504	483	665

IIIN – E

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